Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mastercard Incorporated

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Class A Common Stock, par value US$0.0001 per share, reserved for issuance under the Registrant’s Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	10,000,000	$397.64	$3,976,350,000.00	0.0001102	$438,193.77
Total Offering Amounts					$3,976,350,000.00		$438,193.77
Total Fee Offsets(4)							-
Net Fee Due							$438,193.77
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 10,000,000 shares of Class A Common Stock (“Common Stock”) of Mastercard Incorporated (the “Company” or the “Registrant”) that were added to the shares of Common Stock authorized for issuance pursuant to the Registrant’s Employee Stock Purchase Plan (the “Plan”); and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plans by reason of any share dividend, share split or other similar transaction.
(2)	Rounded up to the nearest cent.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on The New York Stock Exchange on July 20, 2023.

(4)	There are no fee offsets.